                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant                            [X]
Filed by a Party other than the Registrant         [ ]

Check the appropriate box:

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[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  Epimmune Inc.
    -------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    -------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X] No fee required.
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[ ]  Fee paid previously with preliminary materials.

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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

                                 EPIMMUNE INC.

                             5820 NANCY RIDGE DRIVE
                              SAN DIEGO, CA 92121

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 8, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Epimmune Inc., a Delaware corporation (the "Company"), will be held on Wednesday, September 8, 1999 at 2:00 p.m. at 5820 Nancy Ridge Drive, San Diego, California, for the following purposes:

     1. To elect six directors to hold office for the ensuing year or until their successors are elected.

     2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to decrease the Company's authorized shares of Common Stock from 75,000,000 shares to 25,000,000 shares.

     3. To ratify the selection of Ernst & Young LLP, as independent auditors of the Company for the year ending December 31, 1999.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on July 26, 1999 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          Deborah A. Schueren
                                          President, Chief Executive Officer and
                                          Chief Financial Officer

San Diego, California
July 30, 1999

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 EPIMMUNE INC.

                             5820 NANCY RIDGE DRIVE
                              SAN DIEGO, CA 92121

                            ------------------------

                                PROXY STATEMENT

GENERAL INFORMATION

     The enclosed proxy is solicited by the Board of Directors of Epimmune Inc., a Delaware corporation (the "Company" or "Epimmune"), for use at the Annual Meeting of Stockholders to be held on Wednesday, September 8, 1999 at 2:00 p.m. (the "Annual Meeting"), or at any adjournment or postponement of that meeting, for the purposes set forth herein and in the foregoing Notice of Annual Meeting. The Annual Meeting will be held at the Company's headquarters, 5820 Nancy Ridge Drive, San Diego, California, 92121. The Company intends to mail this proxy statement and accompanying proxy card on or about July 30, 1999 to all stockholders entitled to vote at the Annual Meeting.

MERGER OF CYTEL AND EPIMMUNE

     Prior to July 1, 1999, the Company was known as Cytel Corporation. On July 1, 1999, in a series of related transactions, the Company acquired 100% ownership of, and merged with, its subsidiary, Epimmune Inc. (the "Subsidiary"), with the Company remaining as the surviving entity (the "Merger"). See "Certain Transactions." In connection with the Merger, the Company changed its name from Cytel Corporation to Epimmune Inc.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

SOLICITATION

     The entire cost of solicitation of proxies, including expenses in connection with preparing and mailing this Proxy Statement, the proxy and any additional information furnished to the stockholders will be borne by the Company. Copies of solicitation materials will be furnished to banks, brokerage houses, nominees, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of the Company's Common Stock, Series S Convertible Preferred Stock (the "Series S Preferred Stock") and Series S-1 Convertible Preferred Stock (the "Series S-1 Preferred Stock") at the close of business on July 26, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on July 26, 1999, the Company had outstanding and entitled to vote [6,026,655] shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on July 26, 1999, the Company had outstanding 859,666 shares of Series S Preferred Stock and 549,622 shares of Series S-1 Preferred Stock held by G.D. Searle & Co. ("Searle"). Searle will be entitled to one vote for each share of Series S Preferred Stock and Series S-1 Preferred Stock held on all matters to be voted upon at the Annual Meeting, provided that Searle will not be entitled to vote such shares to the extent that the total number of shares of voting capital stock held by Searle and its affiliates would exceed 19.9%.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Except for Proposal 2, broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved. With respect to Proposal 2, abstentions and broker non-votes will have the same effect as negative votes.

REVOCABILITY OF PROXIES

     Any stockholder giving a proxy pursuant to this solicitation has the power to revoke it any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 5820 Nancy Ridge Drive, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than December 30, 1999 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company's Bylaws which contain additional requirements with respect to advance notice of stockholder proposals.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's directors are elected annually to serve until the next Annual Meeting and until each such director's successor shall have been duly elected and qualified or until such director's earlier death, resignation or removal. There are six nominees for the six Board positions presently authorized in the Company's Bylaws. With the exception of Deborah A. Schueren and Michael G. Grey, each nominee listed below is currently a director of the Company having been elected by the stockholders. Ms. Schueren was appointed to the Board of Directors of the Company in connection with the Merger.

     Shares represented by executed proxies will be voted for the election of the nominees named below, unless the proxy is marked in such a manner as to withhold authority to vote for any of them. In the event any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of the balance of those named and such substitute nominee as the Board of Directors may select. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

                     MANAGEMENT AND THE BOARD OF DIRECTORS
                   RECOMMEND A VOTE IN FAVOR OF EACH NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

                                                             PRINCIPAL OCCUPATION/POSITION
                   NAME                     AGE                  HELD WITH THE COMPANY
                   ----                     ---              -----------------------------
Howard E. Greene, Jr......................  56    Director and founder of Amylin Pharmaceuticals, Inc.
                                                    and Chairman of the Board of Directors
William T. Comer, Ph.D....................  63    President and Chief Executive Officer of SIBIA
                                                    Neurosciences, Inc./Director
Nicole Vitullo............................  42    Managing Director of Domain Associates
                                                    L.L.C./Director
Nancy D. Rasmussen........................  41    Vice President, U.S. Marketing, G.D. Searle & Co./
                                                    Director
Deborah A. Schueren.......................  35    President, Chief Executive Officer and Chief
                                                    Financial Officer/Director
Michael G. Grey...........................  46    President and Chief Executive Officer, Trega
                                                    Biosciences, Inc./ Director

     Mr. Greene, a founder of the Company, has served as a director since the Company's inception. He was elected Chairman of the Board in January 1989 and served as President from July 1987 to January 1989. Mr. Greene is a director and founder of Amylin Pharmaceuticals, Inc. ("Amylin"), a biotechnology company involved in research and development of medicines for treating diabetes and served as Chairman of the Board from 1987 to 1998. He was a general partner of Biovest Partners, a seed venture capital firm specializing in medical technology companies from 1986 until 1993. Prior to Biovest, he was Chief Executive Officer of Hybritech Incorporated, a biotechnology company acquired by Eli Lilly & Company in 1986. Mr. Greene is a director of Amylin, Biosite Diagnostics Incorporated and International Biotechnology Trust plc.

     Dr. Comer has served as a director of the Company since January 1994. He has been President and Chief Executive Officer of SIBIA Neurosciences, Inc. ("SIBIA"), a biotechnology company, since April 1991. Strategic Management, Pharmaceuticals and Nutritionals, from 1990 to 1991. Dr. Comer is a member of the Board of Directors of SIBIA.

     Ms. Vitullo has served as a director of the Company since January 1995. Ms. Vitullo has been Managing Director of Domain Associates, L.L.C. ("Domain"), a venture capital management company focused on life sciences, since April 1999. Prior to joining Domain, Ms. Vitullo was with Rothschild Asset Management Ltd. from November 1992 to April 1999, most recently serving as Senior Vice President, advising and managing two publicly traded biotechnology funds: Biotechnology Investments Limited and International Biotechnology Trust plc. Ms. Vitullo is also a member of the Board of Directors of Anergen, Cadus Pharmaceuticals, Corvas International and Onyx Pharmaceuticals.

     Ms. Rasmussen has served as a director of the Company since March 1998. She has been with G.D. Searle & Co. ("Searle") since 1985, most recently as Vice President, U.S. Marketing. Ms. Rasmussen's responsibilities include membership on Searle's Priority Committee, Operations Management Team and Portfolio Steering Committee. She is active in management of Searle's collaborations serving on the Board of Directors of Lorex, a joint venture with Synthelabo.

     Ms. Schueren has served as President, Chief Executive Officer and Chief Financial Officer and a director of the Company since July 1999. From October 1997 to July 1999, she served as Vice President of the Company and President of Epimmune Inc., which was then a subsidiary of the Company. She also served as Vice President, Finance and Chief Financial Officer of the Company from March 1997 to October 1997 and as Director, Business Development of the Company from 1994 to March 1997.

     Mr. Grey has served as a director of the Company since July 1999. He has been President and Chief Executive Officer of Trega Biosciences, Inc. ("Trega"), a biotechnology company, since January 1999. Prior to joining Trega, Mr. Grey served as President of BioChem Therapeutics, Inc., a pharmaceutical division of BioChem Pharma, Inc., from November 1994 to August 1998. Previously, Mr. Grey served as President and Chief Operating Officer of Ansan, Inc., a biopharmaceutical Company, during 1994. From 1974 to 1993, Mr. Grey served in various roles with Glaxo, Inc. and Glaxo Holdings, p.l.c., culminating in his position as Vice President, Corporate Development. Mr. Grey serves on the Board of Directors of Cortex Pharmaceuticals, Inc.

COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1998, the Board of Directors held eleven meetings. The standing committees of the Board of Directors include an Audit Committee, a Compensation Committee and an Executive Committee. The Board does not have a nominating committee or committee performing similar functions.

     During 1998, the Audit Committee was comprised of Mr. Greene and Dr. Comer, neither of whom is an employee of the Company. During 1998, the Audit Committee held one meeting. The Audit Committee recommends the independent auditors to the Board and provides a direct line of communication between the auditors and the Board. The independent auditors separately meet with the Audit Committee, with and without Company management present, to review and discuss various matters, including the Company's financial statements, the report of the independent auditors on the results, scope and terms of their work and their recommendations concerning the Company's financial practices and procedures. In connection with the Merger, the Audit Committee was reconstituted to include Mr. Greene and Ms. Rasmussen, neither of whom is an employee of the Company.

     During 1998, the Compensation Committee was comprised of Mr. Greene and David L. Anderson and David L. Mahoney, former directors of the Company, none of whom is an employee of the Company. This Committee, which held two meetings during 1998, administers the Company's stock option plans, stock purchase plan and 401(k) plan, approves salaries, bonuses and other compensation arrangements for the Company's officers and performs such other functions regarding compensation as the Board may delegate. In connection with the Merger, the Compensation Committee was reconstituted to include Mr. Greene, Dr. Comer and Ms. Vitullo, none of whom is an employee of the Company.

     During 1998, the members of the Executive Committee was comprised of Mr. Greene and David L. Anderson and Virgil Thompson, former directors of the Company. The Executive Committee did not hold any meetings during 1998. This Committee was established to act when the full Board of Directors is unavailable.

It has all the authority of the Board in the management of the business and affairs of the Company, except those powers that by law cannot be delegated by the Board of Directors.

     During the fiscal year ended December 31, 1998, each director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served during such period.

                                   PROPOSAL 2

                 APPROVAL OF THE COMPANY'S AMENDED AND RESTATED
                    CERTIFICATE OF INCORPORATION, AS AMENDED

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate") to decrease the authorized number of shares of Common Stock from 75,000,000 shares to 25,000,000 shares (the "Amendment").

     On November 12, 1998, the Company filed an amendment to the Amended and Restated Articles of Incorporation to effect a one-for-seven reverse stock split of the Company's Common Stock (the "Reverse Split"). As a result of the Reverse Split, the number of outstanding shares of Common Stock was substantially reduced. As of July 26, 1999, there were [6,026,655] shares of Common Stock, 859,666 shares of Series S Preferred Stock and 549,622 shares of Series S-1 Preferred Stock outstanding. In addition, the Board has reserved 832,769 shares of Common Stock for issuance upon exercise of options and rights granted under the Company's stock option plans. The Company has also reserved approximately 264,000 shares for issuance pursuant to certain outstanding warrants.

     In light of the Reverse Split and in order to reduce franchise taxes payable by the Company, the Board has determined that it is in the best interests of the Company and its stockholders to reduce the number of shares of Common Stock which the Company is authorized to issue. Adoption of the Amendment would not affect the rights of the holders of currently outstanding Common Stock or Preferred Stock of the Company. If the Amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company's Amended and Restated Certificate with the Secretary of State of the State of Delaware.

     The affirmative vote of the holders of a majority of the shares entitled to vote will be required to approve this amendment to the Company's Amended and Restated Certificate of Incorporation. As a result, abstentions and broker nonvotes will have the same effect as negative votes.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the Company's inception in 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. The Board of Directors has elected to seek such ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection of Ernst & Young LLP as independent auditors, the Board of Directors will reconsider whether or not to retain that firm for the fiscal year ending December 31, 1999. Even if the selection is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines such a change would be in the best interest of the Company and its stockholders.

     The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the meeting will be required to ratify the selection of Ernst & Young LLP.

                MANAGEMENT AND THE BOARD OF DIRECTORS RECOMMEND
                         A VOTE IN FAVOR OF PROPOSAL 3.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of Common Stock of the Company as of July 1, 1999 by (i) each director and nominee; (ii) each Named Executive Officer (as defined below); (iii) all executive officers and directors as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock:

                                                              BENEFICIAL OWNERSHIP(1)
                                                              -----------------------
                                                              NUMBER OF    PERCENT OF
                      BENEFICIAL OWNER                         SHARES        SHARES
                      ----------------                        ---------    ----------
G.D. Searle & Co.(2)........................................  1,726,748      28.65%
  5200 Old Orchard Road
  Skokie, IL 60077
State of Wisconsin Investment Board.........................    346,290       5.75%
  121 East Wilson Street
  Madison, WI 53702
Deborah A. Schueren(4)(5)...................................    339,465       5.62%
Robert W. Chesnut(4)(5).....................................    331,614       5.49%
Alessandro Sette(4)(5)......................................    324,092       5.37%
Novartis Holding AG.........................................    309,529       5.14%
  Lichstrasse 35, Basel Switzerland
Howard E. Greene, Jr.(3)(5).................................    114,011       1.89%
William T. Comer(5).........................................      7,520          *
Nicole Vitullo(5)...........................................        794          *
Nancy D. Rasmussen(5).......................................          0          *

OFFICERS NO LONGER AFFILIATED WITH THE COMPANY

Virgil Thompson(5)(6).......................................    191,753       3.15%
Robert L. Roe(5)(6).........................................    167,362       2.78%
James C. Paulson(5).........................................     54,987          *
Jennifer Lorenzen(5)........................................          0          *
Edward C. Hall(5)...........................................          0          *
All executive officers and directors as a group (12
  persons)(7)...............................................  1,531,598      24.68%

---------------
 *  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and on any Schedules 13D or 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentage ownership is based on 6,026,655 shares of Common Stock outstanding on July 1, 1999.

(2) Includes 859,666 shares of Series S Preferred Stock and 549,622 shares of Series S-1 Preferred Stock held by Searle, provided that Searle is not entitled to vote such shares to the extent that the total number of shares of voting capital stock held by Searle and its affiliates would exceed 19.9%. Searle owns 100% of the outstanding shares of the Series S Preferred Stock and Series S-1 Preferred Stock. The Series S Preferred Stock and Series S-1 Preferred Stock are convertible into Common Stock at any time. In addition, Searle has the option to deliver shares of the Series S-1 Preferred Stock in lieu of up to 50% of certain milestone payments to Epimmune. See "Certain Transactions."

(3) Includes 109,745 shares held in trust for the benefit of Mr. Greene's family and 2,285 shares held in trust for the benefit of Mr. Greene's children. Mr. Greene is a trustee of both trusts. Mr. Greene acting as trustee has voting and investment power with respect to such shares and may be deemed to be the beneficial owner of such shares. In addition, Mr. Greene is a director of International Biotechnology Trust plc and disclaims beneficial ownership of shares held by such entity.

(4) Of the shares held by each of Ms. Schueren, President, Chief Executive Officer, Chief Financial Officer and director, Dr. Chesnut, Executive Vice President Research and Development, and Dr. Sette, Vice President and Chief Scientific Officer, 180,372 shares were subject to a right of repurchase in favor of the Company as of July 1, 1999.

(5) Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after the date of this table pursuant to outstanding options, as follows:

        Virgil Thompson, 56,408 shares;
        Robert L. Roe, 44,363 shares;
        James C. Paulson, 35,628 shares;
        Deborah A. Schueren, 18,526 shares;
        Robert W. Chesnut, 10,952 shares;
        William T. Comer, 6,606 shares;
        Alessandro Sette, 3,430 shares;
        Howard E. Greene, 1,981 shares;
        Nicole Vitullo, 794 shares; and
        All executive officers and directors as a group, 178,688 shares.

(6) Includes 117,600 warrants issued to Mr. Thompson and Dr. Roe in connection with their resignation from the Company. See "-- Employment Agreements."

(7) Includes shares described in notes (3) through (5) above.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Directors of the Company who are not employees of the Company are paid $2,000 per meeting attended in person and $500 per meeting attended by phone as compensation for their service on the Board of Directors. Directors are not compensated for actions taken by written consent. The members of the Board of Directors are eligible for reimbursement of expenses incurred in connection with their service on the Board. Under the Directors' Deferred Compensation Plan, participating directors may elect on an annual basis, to defer all of their cash compensation in a deferred compensation account pursuant to which the deferred fees are credited in the form of share units having a value equal to shares of the Company's Common Stock ("Share Units"), based on the market price of the stock at the time the deferred fees are earned. The Company will continue to credit Share Units to the participants' deferred compensation accounts on a quarterly basis. When a participant ceases serving as a director, the participant shall be entitled to receive the value of his or her account either in a single lump-sum payment or in equal annual installments, as determined by the Company in its sole discretion. No participant entitled to receive a payment of benefits shall receive payment in the form of the Company's Common Stock.

     Under the Non-Employee Directors' Plan, on January 1 of each year, each director who was not an employee of the Company and had served on the Board for at least three months, has been granted an option to acquire 714 shares of the Company's Common Stock. In addition, each new Non-Employee Director has been granted an option to acquire 3,571 shares of the Company's Common Stock upon initial election to the Board of Directors. The exercise price of all such stock options granted was equivalent to the fair market value on the date of each grant. The Board has terminated the Non-Employee Director's Plan and no further options will be granted under such plan. Directors are eligible to receive option grants under the Company's 1989 Stock Plan (the "1989 Plan").

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows for the fiscal years ended December 31, 1998, 1997 and 1996, compensation awarded or paid to, or earned by the Company's Chief Executive Officer, its other four most highly compensated executive officers at December 31, 1998 and one former executive officer who departed from the Company during the last fiscal year (collectively, the "Named Executive Officers"). During the last three fiscal years, none of the executive officers received any restricted stock awards or long-term incentive payouts.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                     ------------
                                                                        AWARDS
                                           ANNUAL COMPENSATION        SECURITIES
                                        -------------------------     UNDERLYING      ALL OTHER
                                                SALARY     BONUS       OPTIONS       COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR      ($)       ($)         (#)(1)          ($)(2)
     ---------------------------        ----    -------    ------    ------------    ------------
Ms. Deborah A. Schueren...............  1998    185,000    30,000       26,391            360
  President, Chief Executive Officer    1997    133,572         0       17,142(4)         295
  and Chief Financial Officer(3)
EXECUTIVE OFFICERS NO LONGER
AFFILIATED WITH THE COMPANY

Mr. Virgil Thompson(5)................  1998    325,900         0      114,463          5,644
  Former President and                  1997    315,000         0       28,571          5,426
  Chief Executive Officer               1996    300,000    78,580(6)    71,428          4,950
Dr. Robert L. Roe(7)..................  1998    294,862         0       95,399          5,082
  Former Executive Vice President,      1997    286,000         0       25,714          4,874
  Chief Operating Officer, and
  Secretary                             1996    205,354    23,000(8)    57,142          3,525
Jennifer Lorenzen(9)..................  1998    185,000         0       13,678          1,160
  Former Vice President,                1997    134,055         0       12,857            691
  Business Development
Dr. James C. Paulson(10)..............  1998    266,500         0       63,339          2,898
  Former Vice President and             1997    257,578         0            0          1,674
  General Manager, Glytec(TM)           1996    216,324    28,988       11,428          1,333
Mr. Edward C. Hall(11)................  1998    115,696         0       14,285          1,594
  Former Vice President, Finance,
  Chief Financial Officer and
  Secretary

---------------
 (1) Options granted pursuant to the option exchange program approved by the stockholders on June 11, 1998 and implemented on June 15, 1998 (the "Exchange Program"). For more information see "Report of Compensation Committee -- Report on Repricing of Options." All option numbers and prices in this table reflect the Company's 1:7 reverse stock split which occurred on November 13, 1998.

 (2) Consists of life insurance premiums paid by the Company.

 (3) Ms. Schueren was appointed Vice President, Finance and Chief Financial Officer of the Company in March 1997. Ms Schueren resigned as Vice President, Finance and Chief Financial Officer effective October 1997. Ms. Schueren was Vice President of Cytel Corporation and President of the Subsidiary from October 1997 through to the Merger.

 (4) Does not include certain options to purchase shares of Epimmune Common Stock granted to Ms. Schueren. See "-- Employment Agreements."

 (5) Mr. Thompson resigned from the Company effective April 30, 1999.

 (6) Represents relocation payments made by the Company to Mr. Thompson.

 (7) Dr. Roe resigned from the Company effective July 1, 1999.

 (8) Represents reimbursement of Dr. Roe's relocation expenses which were paid by the Company to Dr. Roe's previous employer.

 (9) Ms. Lorenzen was Vice President, Development Program Management of the Company from April 1997 to February 1998, at which time she was appointed Vice President, Business Development of Cytel. Ms. Lorenzen resigned from the Company effective March 31, 1999.

(10) Dr. Paulson resigned from the Company effective February 15, 1999.

(11) Mr. Hall resigned from the Company effective November 20, 1998.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1989 Plan. As of July 1, 1999, options to purchase a total of 301,731 shares had been granted and were outstanding under the 1989 Plan, and options to purchase 529,508 shares remained available for grant thereunder. Material terms of options granted under the 1989 Plan are described generally in footnotes 2 and 5 below.

     The following tables show for the fiscal year ended December 31, 1998, certain information regarding options granted to, exercised by, and held at year end by the Named Executive Officers:

                     OPTIONS GRANTED IN LAST FISCAL YEAR(1)

                                                 INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                ---------------------------------------------------       VALUE AT ASSUMED
                                               % TOTAL                                      ANNUAL RATES
                                 NUMBER OF     OPTIONS                                     OF STOCK PRICE
                                SECURITIES    GRANTED TO                                  APPRECIATION FOR
                                UNDERLYING    EMPLOYEES    EXERCISE OR                     OPTION TERM(4)
                                  OPTIONS     IN FISCAL    BASE PRICE    EXPIRATION   -------------------------
             NAME               GRANTED(2)     YEAR(3)       ($/SH)         DATE        5%($)         10%($)
             ----               -----------   ----------   -----------   ----------   ----------   ------------
Ms. Deborah A. Schueren(5)....    26,391(7)       6.0%      10.71880      6/15/08     177,901.62     450,837.63
Mr. Virgil Thompson(6)........    28,571          6.5%      11.15630       2/2/08     200,458.05     508,000.07
                                  85,892(7)      19.6%      10.71880      6/15/08     578,997.61   1,467,293.61
Dr. Robert L. Roe(6)..........    25,714          5.9%      11.15630       2/2/08     180,412.95     457,201.84
                                  69,685(7)      15.9%      10.71880      6/15/08     469,746.28   1,190,429.32
Ms. Jennifer Lorenzen.........     6,536(7)       1.5%      10.71880      6/15/08      44,059.15     111,654.53
                                   7,142          1.6%      11.15630       2/2/08      50,109.25     126,986.68
Dr. James C. Paulson..........    11,428          2.6%      11.15630       2/2/08      80,180.42     203,192.91
                                  51,911(7)      11.9%      10.71880      6/15/08     349,931.83     886,795.96
Mr. Edward C. Hall(8).........    14,285(7)       3.3%      11.15630       2/2/08     100,225.52     253,991.14

---------------
(1) All numbers and prices in this table reflect the Company's 1:7 reverse stock split which occurred on November 13, 1998.

(2) Options granted under the 1989 Plan prior to 1996 generally vested 20% at the end of the first year of the optionee's employment and thereafter daily at the rate of 20% per year during such period of employment. Options granted under the 1989 Plan after November 1996 generally vest 25% at the end of the first year of the optionee's employment and thereafter daily at the rate of 25% per year during such period of employment. Upon certain corporate events resulting in a change of control, at the discretion of the Company's Board of Directors, (i) the acquiring company will assume the options or substitute similar options, (ii) the options will continue in full force and effect, or (iii) the Company will pay a cash settlement for or accelerate such options.

(3) Based on 437,671 options granted in 1998 under the 1989 Plan, including grants to executive officers. This figure includes 303,145 options granted to employees and executive officers in connection with the Exchange Program approved by the stockholders on June 11, 1998 and implemented on June 15, 1998. For more information about the Exchange Program, see "Report of Compensation Committee -- Report on Repricing of Options."

(4) The potential realizable value is calculated based on the terms of the option at its time of grant (10 years in the case of all options). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation, in accordance with rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock, and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(5) Does not include any options granted to Ms. Schueren by the Subsidiary during 1998.

(6) In connection with their resignation from the Company, the Company's severance agreements with Mr. Thompson and Dr. Roe were amended, among other things, to provide for six months accelerated vesting of their outstanding options and to provide that their vested options would remain exercisable for four years from the date of Severance. See "Employment Agreements."

(7) Options granted pursuant to the Exchange Program approved by the stockholders on June 11, 1998 and implemented on June 15, 1998. These options vest over a six year period according to a schedule developed by the State of Wisconsin Investment Board, a major stockholder of the Company (the "Wisconsin Board"). For more information, see "Report of Compensation Committee -- Report on Repricing of Options."

(8) Mr. Hall's options were terminated in connection with his resignation from the Company on November 20, 1998.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                              NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS
                                   SHARES         VALUE       OPTIONS AT FY-END(#)       AT FY-END($)(1)
                                  ACQUIRED       REALIZED         EXERCISABLE/             EXERCISABLE/
            NAME               ON EXERCISE(#)      ($)           UNEXERCISABLE            UNEXERCISABLE
            ----               --------------    --------    ----------------------    --------------------
Ms. Deborah A. Schueren(2)...        --             --         9,621/16,770                  --/--
Mr. Virgil Thompson(3).......        --             --         16,425/98,038                 --/--
Dr. Robert L. Roe(3).........        --             --         11,840/83,559                 --/--
Ms. Jennifer Lorenzen........        --             --         7,331/19,204                  --/--
Dr. James C. Paulson.........        --             --         25,840/39,885                 --/--
Mr. Edward C. Hall...........        --             --             --/--                     --/--

---------------
(1) Fair market value of the Company's Common Stock at December 31, 1998 ($2.25 per share) minus the exercise price of the options. As of December 31, 1998, all unexercised options held by the named executive officers were out-of-the-money.

(2) Does not include shares of Common Stock of the Subsidiary acquired during 1998 upon exercise of outstanding options, which shares were exchanged for shares of the Company's Common Stock in connection with the Merger. See "Certain Transactions."

(3) In connection with their resignation from the Company, the Company's severance agreements with Mr. Thompson and Dr. Roe were amended, among other things, to provide for six months accelerated vesting of their outstanding options and to provide that their vested options would remain exercisable for four years from the date of Severance. See "Employment Agreements."

                             EMPLOYMENT AGREEMENTS

     In March 1990, the Company entered into an employment agreement with Dr. Paulson. The agreement may be terminated by either the Company or Dr. Paulson. The terms of the employment agreement are consistent with the Company's executive compensation policies. Dr. Paulson resigned from the Company effective February 15, 1999.

     In January 1996, the Company entered into an employment agreement with Mr. Thompson. The agreement may be terminated by either the Company or Mr. Thompson. The terms of the employment agreement are consistent with the Company's executive compensation policies. Mr. Thompson resigned from the Company on April 30, 1999.

     In January 1996, the Company entered into an employment agreement with Dr. Roe. The agreement may be terminated by either the Company or Dr. Roe. The terms of the employment agreement are consistent with the Company's executive compensation policies. Dr. Roe resigned from the Company on July 1, 1999.

     In October 1997, the Company entered into an employment agreement with Ms. Schueren. The agreement guaranteed Ms. Schueren a base salary of $185,000 and a cash bonus of up to $50,000 at the discretion of the Board, if certain objectives are met. In addition, pursuant to the agreement, Ms. Schueren was granted an incentive stock option to purchase 385,000 shares of the Subsidiary's Common Stock at the fair market value as determined by the board of directors of the Subsidiary. Shares subject to such option vest equally over 48 months, provided that said option will be subject to acceleration with respect to up to two years of vesting upon achievement of certain objectives. In March 1999, Ms. Schueren exercised such option for shares of the Subsidiary's Common Stock, subject to a repurchase option in favor of the Subsidiary with respect to unvested shares, and such shares were exchanged for shares of the Company's Common Stock in connection with the Merger. See "Certain Transactions." The agreement may be terminated by either the Company or Ms. Schueren.

     In February 1998, the Company entered into severance benefits agreements covering the following officers of the Company: Mr. Thompson, Dr. Roe, Dr. Paulson and Ms. Lorenzen. In February 1998, the Subsidiary entered into severance benefits agreements with Dr. Chestnut and Dr. Sette, which agreements were assumed by the Company in the Merger. Such officers are referred to collectively as the "Officers" and individually as the "Officer." Under the agreements, in the event that an Officer is either terminated without cause or within one year of a change of control of the Company such Officer shall receive a lump-sum payment equal to six months of such Officer's annual base salary. If such Officer is terminated other than for cause, all unvested stock options held by such Officers shall immediately accelerate by six months. If such Officer is terminated following a change of control, 50% of all unvested stock options held by such Officer shall immediately vest and become exercisable. Ms. Schueren's employment agreement provides for similar severance benefits except in the event of termination following a change in control all unvested stock options held by Ms. Schueren shall immediately vest and become exercisable. In addition, generally, if Ms. Schueren is terminated without cause or if Ms. Schueren terminates her employment under certain conditions, all unvested stock options held by Ms. Schueren shall accelerate by six months.

     In December 1998, the Company and Dr. Paulson entered into a agreement regarding Dr. Paulson's severance arrangement. The Company agreed to extend the vesting of Dr. Paulson's options for one year, and agreed that Dr. Paulson would be entitled to accelerated vesting of his outstanding stock options equal to 1) six months if his termination occurred on or after February 15, 1999 and the Company had not sold its Glytec business unit by such date, or 2) 50% of his outstanding unvested shares as of the date of his termination if the termination followed the sale of the Company's Glytec business unit. Dr. Paulson voluntarily terminated his employment with the Company on February 15, 1999, at which time the Company had not sold its Glytec business unit.

     In June 1998, the Company entered into agreements with Mr. Thompson and Dr. Roe regarding their severance arrangements. The Company agreed, instead of making a lump-sum payment equal to six months of such officer's annual base salary, to issue each officer a warrant to purchase shares of the Company's Common Stock equal to 140% of such amount at an exercise price equal to the fair market value of the Company's Common Stock on the date of severance. Each warrant has a term of four years. In addition, all unvested stock options held by such officers were accelerated by six months, and such officers will have four years from the date of severance to exercise their vested options. The Company also agreed to pay each officer a success bonus on the closing of the Merger and on December 31, 1999 if the Company's cash and similar assets (including net proceeds from the sale of non-Subsidiary assets) exceed liabilities by more than a specified amount as of such dates, such bonus to equal 5% of such excess cash value, if any. Such officers may elect to receive such success bonus in cash or in the form of a four-year warrant to purchase shares of the Company's Common Stock at an exercise price equal to the fair market value of the Company's Common Stock as of the date of severance.

                        COMPENSATION COMMITTEE REPORT(1)

     During 1998, the Compensation Committee of the Board of Directors (the "Committee") consisted of Howard E. Greene, Jr. and David L. Anderson and David
L. Mahoney, former directors of the Company. In connection with the Merger, the Compensation Committee was reconstituted to include Mr. Greene, William T. Comer, Ph.D. and Nicole Vittulo. The Committee is responsible for setting and administering the Company's policies governing annual executive salaries, bonuses (if any) and stock ownership programs. The Committee evaluates the performance of management and determines the compensation of the Chief Executive Officer ("CEO") and the other executive officers of the Company based upon the accomplishment of defined objectives in the Company's research and product development programs and achievement of financial targets. The full Board of Directors reviews the Committee's recommendations regarding the compensation of the CEO and the other executive officers.

EXECUTIVE OFFICER COMPENSATION PROGRAM

     The Company's executive officer compensation program consists of base salary and long-term compensation in the form of stock options. The Company's executive officer compensation program is designed to achieve the following objectives:

     - Attract, retain and motivate quality executives who possess the necessary leadership and management skills.

     - Provide an incentive to advance the research and development of the Company's therapeutic products.

     - Emphasize stock-based compensation to provide longer-term motivation by aligning the executives' interests with those of the Company and its stockholders.

     Compensation is based on the level of job responsibility and the level of the individual's performance as well as the Company's performance. The Committee endeavors to set executive compensation within a range which the Committee believes is comparable to the average range of compensation set by companies of comparable size and stage of development in the biotechnology industry. The group of comparable companies is not necessarily the same as the companies reflected in the market indices included in the performance graph on page 18 of this Proxy Statement.

     The Committee believes that the Company's executive compensation program reflects the principles described above and provides executives strong incentives to maximize Company performance and enhance stockholder value. The Committee believes that a stock option program to reward performance is an appropriate method of executive compensation, with relatively modest increases in base compensation.

BASE SALARY

     Base salary levels for each of the Company's executive officers are reviewed annually. The Company applies various subjective criteria, including performance of the individual and the Company and relative responsibility and experience, to determine appropriate base salaries. In evaluating Company performance, the Committee considers the meeting of certain product milestones, achieving certain corporate objectives (related to financings, collaborations and other strategic transactions) and organizational effectiveness. In

---------------

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the Securities Exchange Act of 1934, as amended (the "1934 Act"), whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

addition, the Company compares its executives' base salaries to management salaries at companies in the biotechnology industry, in comparable geographic areas and at similar stages of growth and considers industry surveys regarding executive compensation. The Committee uses these criteria as a frame of reference for annual salary adjustments although other factors are considered, as appropriate, and no specific weights are ascribed to the factors considered by the Committee.

LONG-TERM INCENTIVE COMPENSATION

     The Company's long-term incentive program includes stock options and other awards granted under the 1989 Plan, other stock options and the Employee Stock Purchase Plan; however, the Company has terminated the Employee Stock Purchase Plan. Stock options are an important part of the Company's performance-based compensation. Option grants include vesting periods (generally over four years) to encourage key employees to continue in the employ of the Company. In 1998, the Company implemented a performance management system (the "Performance Management System") for members of certain employee teams organized under the Performance Management System. Under the Performance Management System, options are subject to acceleration of vesting upon the achievement of certain performance-based objectives by such teams. Prior to December 1996, the time-based vesting period of option grants under the 1989 Plan was five years, but the Board of Directors changed such vesting schedule to four years to facilitate the recruitment and retention of key employees. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants are generally made at 100% of fair market value on the date of grant. Section 4(c) of the 1989 Plan limited the number of shares that can be granted to any person in any calendar year to ensure that any income recognized in connection with the exercise of options under the 1989 Plan would qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

     The Committee believes that providing management a substantial economic interest in the long-term appreciation of the Company's Common Stock further aligns the interests of stockholders and management. The size of option grants to an individual is primarily determined by such individual's position within management of the Company, as well as competitive practices at biotechnology companies of comparable size. The Committee also considered the size of grants to individuals in previous years and internal relativity.

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code. The Compensation Committee intends to continue to evaluate the effects of Code
Section 162(m) and to comply with the requirements of that statute to the extent consistent with the best interests of the Company. The Compensation Committee believes that at the present time it is unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million. Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to Named Executive Officers will be designed to qualify as performance-based compensation.

     In each of fiscal 1998, 1997 and 1996 a pool of grants to a defined management group was approved. Individual awards were based on an evaluation of previous awards, vested status and retention goals.

CEO COMPENSATION

     The total compensation program for Mr. Virgil Thompson, Chief Executive Officer of the Company during 1998, was largely based on the same components as for other senior executives of the Company. Each year the Committee reviews the Chief Executive Officer's existing compensation arrangement, the individual performance for the calendar year under review, as well as the Company's performance relative to its peers.

     In June 1998, the Board approved the grant of options to purchase a total of 85,892 shares of the Company's Common Stock under the 1989 Plan at an exercise price of $10.71880, the fair market value on the date of grant, in connection with the Exchange Program more fully described below in the "Report on Repricing of Options."

     In December 1998, the Committee reviewed the achievement of objectives for 1998 and determined not to increase Mr. Thompson's base salary for 1999.

REPORT ON REPRICING OF OPTIONS

     On June 11, 1998, at the 1998 Annual Meeting of Stockholders, the stockholders approved the Exchange Program whereby employees were given the opportunity to exchange outstanding out-of-the-money stock options for a lesser number of new options priced at the market price of the Company's Common Stock at the time of exchange. All employees who held out-of-the-money stock options were entitled to participate in the Exchange Program. On June 15, 1998, the Company implemented the Exchange Program.

     Under the Exchange Program, outstanding out-of-the-money options were exchanged for new options under the 1989 Plan with an exercise price of $10.71880 (the fair market value of the Company's Common Stock on June 15,
1998). The number of shares of Common Stock underlying the new options was based on a formula developed by the Wisconsin Board, and depended upon the exercise price of the out-of-the-money options which were cancelled in conjunction with the exchange. Vesting of the new options occurs over a six year period according to a formula developed by the Wisconsin Board.

     The Board of Directors believes that out-of-the-money stock options have little incentive value to employees and in fact undermine morale and motivation. In addition, virtually all companies in the biotechnology industry use stock options to attract and retain outstanding employees, and there is substantial competition to obtain and/or retain skilled and experienced scientists and managers in the industry. Many biotechnology companies also offer cash bonuses to its employees, but the Company does not. Accordingly, stock option-based performance incentives are a particularly important part of a competitive overall compensation package for employees of the Company.

     The Board of Directors approved the Exchange Program because it was concerned that the Company may have been at risk of losing valued employees because most of the then outstanding stock options were not providing incentives to the Company's management team and other employees. After careful consideration of market conditions, employee turnover, employee morale and the challenges and opportunities facing the Company, the Board of Directors believed that this situation was likely to be more damaging to the Company and its stockholders than the effect of an option exchange program. As a result, in the good faith judgment of the Board of Directors, it was in the best interests of the stockholders of the Company to replace underwater stock options with options having an exercise price equal to the then current fair market value of the stock, thus restoring the opportunity for employees to receive value in the near term by building the Company and causing the market value of the stock to increase.

     No options held by members of the Compensation Committee were repriced in the Exchange Program.

                         TEN-YEAR OPTION REPRICINGS(1)

                                                         MARKET                               LENGTH OF
                                           NUMBER OF    PRICE OF    EXERCISE                   ORIGINAL
                                          SECURITIES    STOCK AT    PRICE AT                 OPTION TERM
                                          UNDERLYING     TIME OF     TIME OF      NEW         REMAINING
                                            OPTIONS     REPRICING   REPRICING   EXERCISE      AT DATE OF
            NAME                 DATE     REPRICED(#)      ($)         ($)      PRICE($)      REPRICING
            ----               --------   -----------   ---------   ---------   --------   ----------------
Ms. Deborah A. Schueren......  12/15/94      4,285      18.81600      43.75     18.81600   7 yrs   355 days
  President, Chief Executive   12/15/94        184      18.81600      54.25     18.81600   8 yrs     7 days
  Officer and Chief             6/15/98      1,885      10.71880      32.375    10.71880   5 yrs   190 days
  Financial Officer             6/15/98      1,640      10.71880      31.50     10.71880   7 yrs   184 days
                                6/15/98      1,923      10.71880      28.00     10.71880   8 yrs   181 days
                                6/15/98      3,331      10.71880      18.816    10.71880   6 yrs   185 days
                                6/15/98      1,203      10.71880      21.875    10.71880   6 yrs   202 days
                                6/15/98     16,409      10.71880      16.625    10.71880   8 yrs   280 days
Mr. Virgil Thompson..........   6/15/98     60,235      10.71880      42.875    10.71880   7 yrs   202 days
  Former President and Chief    6/15/98     25,657      10.71880      28.00     10.71880   8 yrs   202 days
  Executive Officer
Dr. Robert L. Roe............   6/15/98     46,594      10.71880      52.50     10.71880   7 yrs   232 days
  Former Executive Vice         6/15/98     23,091      10.71880      28.00     10.71880   8 yrs   202 days
  President, Chief Operating
  Officer, Chief Financial
  Officer and Secretary
Jennifer Lorenzen............   6/15/98      1,923      10.71880      28.00     10.71880   8 yrs   181 days
  Former Vice President,        6/15/98      4,613      10.71880      22.750    10.71880   8 yrs    60 days
  Business Development
Dr. James C. Paulson.........  12/15/94     10,714      18.81600      42.00     18.81600   6 yrs   300 days
  Former Vice President and    12/15/94      8,738      18.81600      54.25     18.81600   8 yrs     5 days
  General Manager, Glytec(TM)   6/15/98      7,572      10.71880      31.50     10.71880   7 yrs   184 days
                                6/15/98     10,262      10.71880      28.00     10.71880   8 yrs   181 days
                                6/15/98     18,363      10.71880      18.816    10.71880   6 yrs   185 days
                                6/15/98     15,714      10.71880      32.375    10.71880   5 yrs   190 days
Mr. Edward C. Hall...........        --         --            --      --              --      --
  Former Vice President,
  Finance, Chief Financial
  Officer and Secretary
Jay D. Kranzler..............  12/15/94     14,285      18.81600      42.00     18.81600   6 yrs   300 days
  Former President and Chief   12/15/94     11,290      18.81600      54.25     18.81600   8 yrs     5 days
  Executive Officer
Richard M. Rose..............  12/15/94     28,571      18.81600      50.61     18.81600   7 yrs   269 days
  Former Vice President,
  Medical Affairs and Chief
  Medical Officer
Karin Eastham................  12/15/94     14,285      18.81600      49.00     18.81600   7 yrs   353 days
  Former Vice President,       12/15/94        718      18.81600      54.25     18.81600   8 yrs     5 days
  Finance and Administration
  and Chief Financial Officer
Michael P. Kriegler..........  12/15/94        614      18.81600      42.00     18.81600   6 yrs   300 days
  Former Vice President,       12/15/94      1,428      18.81600      64.75     18.81600   7 yrs   167 days
  Research and Development     12/15/94      1,516      18.81600      54.25     18.81600   8 yrs     5 days
  Operations                   12/15/94      3,571      18.81600       6.13     18.81600   8 yrs   184 days
Robert W. Chestnut...........  12/15/94        614      18.81600      42.00     18.81600   6 yrs   300 days
                               12/15/94      2,142      18.81600      64.75     18.81600   7 yrs   167 days
                               12/15/94      1,451      18.81600      54.25     18.81600   8 yrs     5 days
                               12/15/94      3,571      18.81600       6.13     18.81600   8 yrs   184 days

---------------
(1) All numbers and prices in this table reflect the Company's 1:7 reverse stock split which occurred on November 13, 1998.

     From the Compensation Committee of the Company:

                             Howard E. Greene, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Greene, a member of the Compensation Committee, is Chairman of the Board of the Company.

                     PERFORMANCE MEASUREMENT COMPARISON(1)

     The following chart shows total shareholder return of the Nasdaq CRSP Total Return Index ("Nasdaq Broad Index") for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq CRSP Pharmaceutical Index ("Nasdaq Pharmaceutical Index")(2) and for the Company as of the end of each year since December 31, 1993.

     Effective July 1, 1999 as a result of the Merger the Company changed its name from Cytel Corporation to Epimmune Inc. and changed its Nasdaq ticker symbol to EPMN.

             COMPARISON OF TOTAL CUMULATIVE RETURN ON INVESTMENT(3)

                                                                               NADAQ STOCK MARKET
                                                    CYTE, CORPORATION                (U.S.)               NASDAQ PHARMACEUTICAL
                                                    -----------------          ------------------         ---------------------
'12/93'                                                    100                         100                         100
'12/94'                                                     66                          98                          75
'12/95'                                                    129                         138                         138
'12/96'                                                     72                         170                         138
'12/97'                                                     32                         208                         143
'12/98'                                                      7                         294                         183

---------------
(1) This Section is not "soliciting material," is not deemed filed with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or the 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

(2) The Nasdaq Pharmaceutical Index is made up of all companies with the Standard Industrial Classification (SIC) code 283 (category description "Drugs"). Information regarding the companies comprising this index is available upon written request to Secretary, Epimmune Inc., 5820 Nancy Ridge Drive, San Diego, California 92121.

(3) The total return on investment (including investment of dividends) assumes $100 invested on December 31, 1993 in the Company's Common Stock, the Nasdaq CRSP Total Return Index for the Nasdaq Stock (U.S. Companies) Index and the NASDAQ CRSP Pharmaceutical Index.

                              CERTAIN TRANSACTIONS

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

     In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     On July 1, 1999, the Company completed a series of transactions (the "Exchange Transactions") in which it (i) transferred all of the outstanding shares of the Subsidiary's Series B-1 Preferred Stock then held by the Company to Searle in exchange for all of the outstanding shares of the Company's Series B Preferred Stock, (ii) issued 859,622 shares of the Company's Series S Preferred Stock and 549,622 shares of the Company's Series S-1 Preferred Stock to Searle in exchange for all outstanding shares of the Subsidiary's Series B Preferred Stock and Series B-1 Preferred Stock and (iii) issued a total of 1,027,782 shares of the Company's Common Stock to the holders of Common Stock of the Subsidiary in exchange for all outstanding shares of the Subsidiary's Common Stock. Searle is a holder of more than 5% of the outstanding stock of the Company. Ms. Schueren, President, Chief Executive Officer, Chief Financial Officer and a director of the Company, Robert W. Chesnut, Ph.D., Executive Vice President, Research and Development of the Company and Alessandro Sette, Ph.D., Vice President and Chief Scientific Officer of the Company each received 320,662 shares of the Company's Common Stock in the Exchange Transactions. Following the Exchange Transactions, the Company held all of the outstanding shares of Common Stock and Preferred Stock of the Subsidiary and completed the Merger, in which the Subsidiary merged into the Company, with the Company remaining as the surviving entity. In connection with the Merger, the Company assumed all of the outstanding options to purchase Common Stock of the Subsidiary, and the Company changed its name from Cytel Corporation to Epimmune Inc.

     On July 13, 1999 the Company granted each Non-Employee Director (all directors except Ms. Schueren) an option under its 1989 Plan to purchase 20,000 shares of the Company's Common Stock.

     The Company has entered into certain additional transactions with its directors and officers, as described under the captions "Executive Compensation" and "Employment Agreements."

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the 1934 Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and Nasdaq National Market System. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company or written representations from certain reporting persons that no Forms 5 were required, the Company believes that, during the 1998 calendar year, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with.

                                 OTHER MATTERS

     The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          Deborah A. Schueren
                                          President, Chief Executive Officer and
                                          Chief Financial Officer

July 30, 1999

A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO CORPORATE SECRETARY, EPIMMUNE INC., 5820 NANCY RIDGE DRIVE, SAN DIEGO, CA 92121.

                            CERTIFICATE OF AMENDMENT
                             OF AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                OF EPIMMUNE INC.

        Epimmune Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

        FIRST: The name of the Corporation is Epimmune Inc.

        SECOND: The date on which the Corporation's original Certificate of Incorporation was filed with the Delaware Secretary of State is July 10, 1987.

        THIRD: The Board of Directors of the Corporation, acting in accordance with the provision of Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted resolutions at a meeting held on March 4, 1999 to amend the first paragraph of Article V of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

        "The Corporation is authorized to issue two classes of shares designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of all classes of stock which the Corporation has authority to issue is 35,000,000 shares, consisting of 25,000,000 shares of Common Stock, each having a par value of $.01, and 10,000,000 shares of Preferred Stock, each having a par value of $.01."

        FOURTH:Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment of Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly approved by the required vote of stockholders of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law. The total number of outstanding shares entitled to vote or consent to this Amendment was
     shares of Common Stock and      shares of Series B Convertible Preferred
Stock. A majority of the outstanding shares of Common Stock and Series B Convertible Preferred Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation.

        IN WITNESS WEREOF, Epimmune Inc. has caused this Certificate of Amendment to be signed by its President and attested to by its Assistant
Secretary this           day of           , 1999.



                                         EPIMMUNE INC.




                                         --------------------------------
                                         Deborah A. Schueren
                                         President, Chief Executive Officer
                                         and Chief Financial Officer

ATTEST:




-------------------------------
Robert W. Chesnut
Secretary


                                       2.

                             CERTIFICATE OF DECREASE
                               OF SERIES A JUNIOR
                          PARTICIPATING PREFERRED STOCK
                                OF EPIMMUNE INC.

                       (Pursuant to Section 151(g) of the
                        Delaware General Corporation law)

        Epimmune Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies:

FIRST: In a Certificate of Designation Filed with the Secretary of State of the State of Delaware on April 2, 1993, pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Corporation was authorized to issue Three Hundred Thousand (300,000) shares of Series A Junior Participating Preferred Stock, as a series of the Corporation's authorized Preferred Stock, par value $.01 per share;

SECOND: In a Certificate of Increase of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on July 5, 1995, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, the Corporation was authorized to issue Five Hundred Thousand (500,000) shares of Series A Junior Participating Preferred Stock, as a series of the Corporation's authorized Preferred Stock, par value $.01 per share;

THIRD: In a Certificate of Increase of Series A Junior Participating Preferred Stock filed with the Secretary of State of the State of Delaware on July 2, 1998, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, the Corporation was authorized to issued Seven Hundred Fifty Thousand (750,000) shares of Series A Junior Participating Preferred Stock, as a series of the Corporation's authorized Preferred Stock, par value $.01 per share; and

FOURTH: The Board of Directors of the Corporation by resolution adopted at a meeting duly called and held on March 4, 1999 duly authorized and directed that the number of shares of the Corporation's Series A Junior Participating Preferred Stock be decreased from Seven Hundred Fifty Thousand (750,000) shares to Two Hundred Fifty Thousand (250,000) shares.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be
signed by its duly authorized officers this     day of               , 1999.

                                         EPIMMUNE INC.



                                         ------------------------------------
                                         Deborah A. Schueren
                                         President,  Chief Executive  Officer
                                         and Chief Financial Officer

ATTEST:



-------------------------------
Robert W. Chesnut, Secretary


                                       2.

                                  EPIMMUNE INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON SEPTEMBER 8, 1999


        The undersigned hereby appoints DEBORAH A. SCHUEREN and ROBERT W. CHESNUT, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Epimmune Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Epimmune Inc. to be held at 5820 Nancy Ridge Drive, San Diego, California, on Wednesday, September 8, 1999 at 2:00 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEE FOR DIRECTOR LISTED BELOW.

PROPOSAL 1: To elect six directors to hold office until the 2000 Annual Meeting of Stockholders.

[ ]  FOR the nominees listed below       [ ]  WITHHOLD AUTHORITY
     (except as marked to the contrary        to vote for the nominees
     below).                                  listed below.

NOMINEES: Howard E. Greene, Jr., William T. Comer, Ph.D., Nicole Vitullo, Nancy
          D. Rasmussen, Deborah A. Schueren and Michael G.Grey.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S)
BELOW:


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------



MANAGEMENT RECOMMENDS A VOTE FOR PROPOSALS 2 AND 3.

PROPOSAL 2: To approve the amendment to the Company's Amended and Restated
            Certificate of Incorporation to decrease the Company's authorized shares of Common Stock from 75,000,000 shares to 25,000,000 shares.

          [ ]  FOR            [ ]  AGAINST             [ ]   ABSTAIN



                   (Continued and to be signed on other side)

                           (Continued from other side)

PROPOSAL 3: To ratify selection of ERNST & YOUNG LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

          [ ]  FOR            [ ]  AGAINST             [ ]   ABSTAIN

DATED _________________                     __________________________________


                                            __________________________________
                                                       SIGNATURE(S)

                                            Please sign exactly as your name
                                            appears hereon. If the stock is
                                            registered in the names of two or
                                            more persons, each should sign.
                                            Executors, administrators, trustees,
                                            guardians and attorneys-in-fact
                                            should add their titles. If signer
                                            is a corporation, please give full
                                            corporate name and have a duly
                                            authorized officer sign, stating
                                            title. If signer is a partnership,
                                            please sign in partnership name by
                                            authorized person.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.